Exhibit 10.7

[DATE]

[NAME]

[TITLE]

[ADDRESS].

[ADDRESS]

[ADDRESS]

Re: Retirement Eligibility and Vesting of Equity-Based Awards

This letter agreement (“Agreement”) relates to any equity awards granted to you (directly or into a trust for your direct or indirect benefit) after                     , 2018 (collectively, the “Awards”) under any Prologis, Inc. (the “Company”) incentive equity plan or program (each a “Plan”), including, without limitation any Awards granted under: (i) the Prologis, Inc. 2012 Long-Term Incentive Plan (the “2012 Incentive Plan”); (ii) the Second Amended and Restated Prologis, Inc. 2018 Outperformance Plan (the “POP Program”), and (iii) the Second Amended and Restated Prologis Promote Plan (the “Promote Plan”), all as amended and/or restated from time to time.

Awards subject to this Agreement may consist of any of the following: (i) partnership interests intended to be treated as profits interests under the Internal Revenue Code (“LTIP Units”), which are convertible into common units (“Common Units”) of Prologis, L.P., which in turn are redeemable for cash or, at the Company’s option, shares of common stock of the Company (“Common Shares”); (ii) restricted Common Shares; (iii) options to acquire Common Shares; or (iv) any other restricted stock unit award and other incentive compensation award denominated in Common Shares, Common Units, LTIP Units or other equity securities or interests of the Company or any related company provided under a Plan; unless the specific award agreement, letter or other document that names you as the Award recipient (“Individual Award Agreement”) (as opposed to the plan or program under which an award was generally granted, including the 2012 Incentive Plan, POP Program or the Promote Plan themselves) expressly refers to this Agreement and provides that the terms of the Individual Award Agreement shall govern the treatment of that Award with respect to matters covered by this Agreement to the exclusion of this Agreement. For the avoidance of doubt, the intent of the foregoing is that this Agreement will (A) apply to Awards under the POP Program only if the applicable “Performance Period” starts on January 2019 or thereafter and (B) govern the matters covered herein with respect to the Awards notwithstanding conflicting or contrary provisions set forth in the applicable Plan or in any employment or other agreement, retirement arrangements, programs or policy.

You and the Company hereby agree that with respect to any Award:

(i)

You will not be eligible for accelerated, full or modified vesting as a result of becoming eligible to retire or retiring pursuant to the retirement eligibility requirements of any applicable Plan or Award; and

(ii)

For so long as you continue to provide services as an employee or member of the board of directors, or substantive services as a consultant, independent contractor or agent to (i) the Company; (ii) any corporation, partnership, joint venture or other entity during any period in which a controlling interest in such entity is owned, directly or indirectly, by the Company (or any entity that is a successor to the Company) or (iii) any other business venture designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) in which the Company (or any entity that is a successor to the Company) has, directly or indirectly, a significant interest (whether through the ownership of securities or otherwise) as determined in the discretion of the Committee (any entity described in clauses (i)-(iii), a “Related Company”), vesting (whether time-based, performance-based or a combination thereof) in accordance with the terms of the applicable Plan, as set forth in the applicable Award documents, shall continue as if you were providing continuous services as an employee of the Company for so long as such service relationship continues.

The foregoing is not intended to have, and shall not have, any impact on any provision of any Plan or Award relating to termination of employment upon any circumstances other than your voluntary retirement following satisfaction of the applicable retirement eligibility requirements set forth in the applicable Plan or Award.

This Agreement shall apply without interruption to the vesting of Awards in the event of successive changes in role, such as, for example, where a particular service relationship meeting the conditions set forth above ceases and another service relationship meeting the conditions set forth above begins. The continuity of a service relationship shall not be considered interrupted in the case of: (i) approved leaves of absence (including medical or personal leave), (ii) transfers among the Company and any Related Company, or their respective successors, or (iii) with the consent of the Committee, any other change in status.

This Agreement represents the entire agreement and understanding between the parties hereto as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing that is signed by duly authorized representatives of the parties hereto.

PROLOGIS, INC.

By:
Name:
Title:

Agreed and accepted this              day of [DATE], 2018

[Name]